Exhibit 99.2

Contacts:
Tran Nguyen
Chief Financial Officer
(858) 876-6500

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
Investors@somaxon.com

SOMAXON COMPLETES $5 MILLION PRIVATE PLACEMENT
OF EQUITY TO PALADIN LABS INC.

SAN DIEGO, CA – June 13, 2011 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX) today said it completed its previously announced private placement to Paladin Labs Inc. of 2,184,769 shares of its common stock on June 11, 2011, for aggregate gross proceeds of US$5 million. The private placement was undertaken in connection with the exclusive collaboration Somaxon entered into with Paladin under which Paladin will commercialize Silenor® (doxepin) for the treatment of insomnia characterized by difficulty with sleep maintenance in Canada, South America and Africa. Together with the US$500,000 upfront payment previously received by Somaxon, Somaxon has now received US$5.5 million in aggregate gross proceeds in connection with the collaboration.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States except via registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin), now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulties with sleep maintenance.

For more information, please visit the company’s web site at www.somaxon.com.

Forward Looking Statements: Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including any patent infringement litigation; and other risks detailed in Somaxon’s prior press releases and periodic filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

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